SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:
      [     ]    Preliminary Information Statement
      [     ]    Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
      [ X ]    Definitive Information Statement

                                                    PFGI CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)

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[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PFGI CAPITAL CORPORATION

One East Fourth Street
Cincinnati, Ohio 45202

Notice of Annual Meeting

2004 Information Statement

Dear Shareholder:

Our Annual Shareholders’ Meeting will be held at 10:00 a.m., Eastern Daylight Savings Time, on May 25, 2004 at One East Fourth Street, 14th Floor, Cincinnati, Ohio.

The meeting will concern the election of directors and ratification of a selection of independent accountants.

We are not soliciting proxies for this meeting. However, all shareholders are welcome to attend the meeting and vote in person.

The accompanying pages contain information concerning the meeting and gives information about management.

Shareholders of record on April 23, 2004 are entitled to notice of and to attend the meeting.

The approximate mailing date of this Information Statement is May 5, 2004. Our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is included in this mailing.

Sincerely yours,

Christopher J. Carey
President

May 5, 2004

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PFGI CAPITAL CORPORATION

One East Fourth Street
Cincinnati, Ohio 45202

2004 INFORMATION STATEMENT

Who may vote

Common and Preferred shareholders of PFGI Capital, as recorded in our stock register on April 23, 2004, may vote at the meeting. On that date, PFGI Capital had 5,940,000 shares of Common Stock and 6,600,000 shares of Series A Preferred Stock outstanding. Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to 1/10 of one vote. All of the Common Stock is owned by The Provident Bank, a wholly-owned subsidiary of Provident Financial Group, Inc.

How to vote

Holders of record may vote in person at the meeting by ballot or grant a proxy to another person to vote in your place. If your shares are not held of record in your name, you must obtain a proxy from the record holder, usually a broker or other nominee.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means that over 50% of the eligible votes must be represented at the meeting.

Votes needed

The nine director candidates receiving the most votes will be elected to fill the seats on the Board. Approval of any other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy form but does not have authority to vote on a particular proposal.

Other Matters

Your Board does not know of any other matter that will be presented for your consideration at the meeting other than those set forth in the Notice of Meeting.

ELECTION OF DIRECTORS

All directors elected at the meeting will be elected to hold office until the next annual meeting. In voting to elect directors, shareholders are not entitled to cumulate their votes.

The Board of Directors oversees the management of PFGI Capital on your behalf. The Board reviews PFGI Capital’s long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Chief Executive Officer, setting the scope of his authority to manage the company’s business day to day, and evaluating management’s performance. The Board met 5 times last year.

The Board is nominating for reelection the following nine current directors: T. James Berry, Christopher J. Carey, Dett P. Hunter, Mark E. Magee, Robert W. Pompey, J. David Rosenberg, John E. Rubenbauer, Anthony M. Stollings, and Tayfun Tuzun.

Three of our nine nominees are not employees of PFGI Capital or any of its affiliates. Those three are considered independent and they serve on PFGI Capital’s Audit Committee.

Information concerning our nominees is given below:

NOMINEES

T. James Berry Age 69 Voting shares owned - 0 Director since 2002	Retired former Senior Vice President and Chief Financial Officer of The Provident Bank

Christopher J. Carey Age 49 Voting shares owned - 0 Director since 2002	Executive Vice President and Chief Financial Officer of Provident Financial Group, Inc. (November 1998-Present); Chief Financial Officer of CoreStates Bank N.A. (February 1997-November 1998)

Dett P. Hunter Age 54 Voting shares owned - 0 Director since 2002	President and Chief Executive Officer of Burdette Management, Inc., Managing Partner of Burdette GP LLC, Chairman and Chief Executive Officer of Life Equity Holdings LLC, President and Chief Executive Officer of Dett Hunter, Inc. (2000-present) and Managing Partner of the Ohio practice of Arthur Andersen (1979-2000)

Mark E. Magee Age 56 Voting shares owned - 0 Director since 2002	Vice President and General Counsel of Provident Financial Group, Inc. (February 1989-December 2002). Secretary (April 1990-present) and Deputy General Counsel (December 2002 to present) of Provident Financial Group, Inc.

Robert W. Pompey Age 39 Voting shares owned - 0 Director since 2002	Senior Vice President and Head of Loan Operations of The Provident Bank (October 2001-Present); Vice President, Commercial and International Operations, of Old Kent Financial Corporation (June 2000-October 2001) and Operating and Quality Manager of DSSI, Inc. (October 1995-May 2000)

J. David Rosenberg Age 55 Voting shares owned - 0 Director since 2002	Senior Partner of Keating, Muething & Klekamp, P.L.L., retired in 2001 after service of over five years with the firm; Director of Local Financial Corporation

John E. Rubenbauer Age 64 Voting shares owned - 0 Director since 2002	Senior Vice President and Head of Commercial Real Estate of The Provident Bank since November 1991

Anthony M. Stollings Age 49 Voting shares owned - 0 Director since 2002	Controller and Chief Accounting Officer of Provident Financial Group, Inc. (July 2002-present). Controller (October 1991-present). Senior Vice President (August 1998-present) and Chief Accounting Officer (December 2002-present) of The Provident Bank

Tayfun Tuzun Age 39 Voting shares owned - 75 Series A Preferred Shares Director since 2002	Senior Vice President, Treasury, of The Provident Bank (August 1998-present)

DIRECTOR COMPENSATION

Each independent director receives $10,000 per year for serving as a director and a member of committees of the Board. They also receive $1,000 for each Audit Committee meeting attended, with the Chairman receiving $1,500 for each meeting attended. The other directors, who are all employees of affiliates, are not separately compensated for serving as directors.

BOARD COMMITTEES

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. The Board of Directors has appointed Audit, Compensation and Executive Committees. The Compensation Committee, composed of Messrs. Berry, Hunter and Rosenberg, has had no activity, since none of PFGI Capital’s officers are compensated. The Executive Committee, composed of Messrs. Carey, Magee and Rosenberg, had no activity in 2003.

The Board has not established a Nominating Committee, believing that a separate committee is not necessary in light of the Company’s limited activities and the fact that it is controlled by The Provident Bank. Instead, each director participates in the nomination process. The Board will consider recommendations for nominations by shareholders. Shareholders desiring to submit recommendations for nominations should direct them to the Company’s corporate secretary at the address listed above. The recommendation should include relevant information concerning the qualifications of the person recommended. The Board will evaluate these recommendations in the same manner as any others received.

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of PFGI Capital. The Committee engages, compensates and makes decisions as to the retention of the Company’s independent auditors. In addition, the Committee reviews with the independent auditors, plans and results of the audit engagement of PFGI Capital and the scope and results and procedures used for internal auditing. The Committee also supervises the administration of the internal audit function utilized by PFGI Capital.

The Board of Directors adopted an amended Audit Committee Charter, which is attached to this Information Statement. The Board of Directors has designated T. James Berry as the Audit Committee Financial Expert. The Audit Committee approves the terms of the annual engagement letter with the Company’s independent auditors. That letter describes designated audit services to be provided by the independent auditor. Any additional services, audit or otherwise, to be performed by the independent auditors must first be approved by the Committee. Services may also be approved by a designated member of the Committee provided that each authorization is reported to the entire Committee at its next regularly scheduled meeting. No services were provided with respect to the de minimus waiver process provided by rules of the Securities and Exchange Commission.

Committee members: Messrs. J. David Rosenberg, Chairman, T. James Berry and Dett P. Hunter. All of the members of the Committee are independent as defined by Rule 10A-3 promulgated under the Securities Exchange Act of 1934.

Meetings last year:    6

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements with management. It also discussed with the independent auditors the matters required to be discussed by SAS 61 (codification of statement on accounting standards, AU Section 380) and received written disclosures and a letter from the independent accountants as required by Independent Standards Board Standard No. 1. It also discussed with the independent accountants their independence with respect to PFGI Capital.

Based upon their review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for 2003 be included in PFGI Capital’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee

J. David Rosenberg (Chairman)
T. James Berry
Dett P. Hunter

CODE OF ETHICS

The Board of Directors has adopted a Code of Ethics that applies to the Company’s principal executive and financial officers. The Code is posted on the Investor Relations page of the website of Provident Financial Group, Inc. at www.providentbank.com and is available in print to any shareholder upon request without charge.

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

Although not required, the Board is seeking shareholder ratification of the selection by the Audit Committee of Ernst & Young LLP as independent public accountants to audit PFGI Capital’s books, records and accounts for 2004. If ratification is not obtained, the Audit Committee will select another firm of auditors for the ensuing year.

One or more representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will be given the opportunity to comment, if they so desire, and respond to appropriate questions.

PFGI Capital paid fees to Ernst & Young LLP during 2002 and 2003 as follows:

	2003	2002
Audit Fees	$32,000	$14,750
Audit-Related Fees	$ 0	$60,775
Tax Fees	$ 1,250	$29,750
All Other Fees	$ 0	$ 0

Audit related fees pertain to the establishment of and associated registrations for the Company. Tax related fees were incurred in conjunction with the establishment of the Company and for tax law compliance. The Audit Committee has determined that the provision of the foregoing non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

CERTAIN TRANSACTIONS

During 2003, PFGI Capital acquired mortgage assets from The Provident Bank at carrying value pursuant to a Participation Agreement in an aggregate amount of approximately $137 million to fund loan advances, to replace loans paid, to reinvest cash and in replacement of approximately $52 million of loans returned to The Provident Bank. These assets were comprised of participation interests in commercial mortgage loans, before the allowance for loan losses. Since acquiring these assets, PFGI Capital has met all of the REIT qualification tests for federal income tax purposes.

Although PFGI Capital has the authority to acquire interests in an unlimited number of mortgage assets from unaffiliated third parties, all of PFGI Capital’s interests in mortgage and other assets held were acquired from The Provident Bank, pursuant to the Participation Agreement between The Provident Bank and PFGI Capital. The Provident Bank either originated the mortgage assets or acquired them as part of the acquisition of other financial institutions. PFGI Capital may also acquire from time to time a limited amount of additional non-mortgage-related securities. PFGI Capital has no present plans or expectations to purchase mortgage assets or other assets from unaffiliated third parties.

PFGI Capital’s participation interests do not entitle PFGI Capital to retain any portion of any late payment charges or penalties, assumption fees or conversion fees collected and retained by The Provident Bank in connection with the loans underlying PFGI Capital’s participation interests serviced by The Provident Bank.

The Provident Bank administers PFGI Capital’s day-to-day activities under the terms of a Management Agreement between PFGI Capital and The Provident Bank.

Under the terms of the Management Agreement, PFGI Capital pays The Provident Bank a monthly management fee equal to (i) 1/12 multiplied by (ii) .10% multiplied by the average daily outstanding principal balance of the loans of PFGI Capital during each such calendar month. Similarly, PFGI Capital pays the Bank a monthly servicing fee under the term of the Participation Agreement equal to (i) 1/12 multiplied by (ii) .125% multiplied by the average daily outstanding principal balance of the loans of PFGI Capital during each such calendar month. PFGI Capital and The Provident Bank believe the combined 22.5 annual basis point charge is below current market rates that could be obtained for the management services and the servicing of commercial mortgage loans from independent parties. PFGI Capital paid $721,000 in such fees in 2003.

Since the parties to the Participation and Management Agreements are affiliated, these agreements were not the result of arms-length negotiations. However, PFGI Capital believes transactions pursuant to these agreements have been at fair market value. Any future modification of these agreements will require the approval of a majority of PFGI Capital’s independent directors. However, since The Provident Bank, through its ownership of all of PFGI Capital’s common stock, controls the election of all of PFGI Capital’s directors, including PFGI Capital’s independent directors, any such modification also would not be the result of arms-length negotiations. Thus, there can be no guarantee that future these agreements or any modifications have been or will be on terms as favorable to PFGI Capital as those that could have been obtained from unaffiliated third parties.

PRINCIPAL SHAREHOLDERS

The following persons are the only shareholders known by PFGI Capital to own beneficially more than 5% of its outstanding voting securities as of April 1, 2004.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Provident Bank One East Fourth Street Cincinnati, Ohio 45202	5,940,000 shares of Common Stock	100%*

*Represents 90% of total voting power.

Shareholdings of Officers and Directors

The following table shows the Common Stock of Provident Financial Group, Inc., the parent of PFGI Capital, beneficially owned by each of PFGI Capital’s executive officers and directors on April 1, 2004. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares shown.

	Common Stock of Provident Financial Group, Inc. Beneficially Owned
Name & Position	Amount(1)	Percent of Class(2)
T. James Berry, Director	139,215	*
Christopher J. Carey, Director, President	139,952	*
Dett P. Hunter, Director	1,000	*
Mark E. Magee, Director, Secretary	174,454	*
Robert W. Pompey, Director, Chief Operations Officer	3,440	*
J. David Rosenberg, Director(3)	156,741	*
John E. Rubenbauer, Director	143,630	*
Anthony M. Stollings, Director, Controller	43,280	*
Tayfun Tuzun, Director, Treasurer	38,378	*

All Directors and Executive Officers as a Group (9 persons)	840,090	1.7%

(1)	Including options to purchase common stock currently exercisable or exercisable within 60 days from April 1, 2004 as follows: Mr. Carey, 120,000 shares; Mr. Magee, 96,650 shares; Mr. Pompey, 3,440 shares; Mr. Rubenbauer, 69,600 shares, Mr. Stollings, 24,850 shares; and Mr. Tuzun, 32,200 shares. Includes shares held in Provident Financial Group, Inc.‘s 401(k) and Deferred Compensation Plan, over which such persons do not have voting power, collectively as follows: Mr. Berry, 16,106 shares; Mr. Carey, 15,211 shares; Mr. Magee, 27,563 shares; Mr. Rubenbauer, 20,060 shares; Mr. Stollings, 11,764 shares; and Mr. Tuzun, 885 shares.

(2)	Ownership of less than 1% is indicated by an asterisk(*).

(3)	Includes 200 shares held in custodianship for family member of which he disclaims beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires PFGI Capital’s executive officers, directors and persons who own more than10% of a registered class of PFGI Capital’s equity securities to file reports of ownership and changes in ownership. Based on a review of the copies of such forms received by it, PFGI Capital believes that during the last fiscal year, all of its executive officers, directors and ten percent stockholders complied with the Section 16(a) reporting requirements.

COMPENSATION MATTERS

Other than fees paid to independent directors, none of the officers or directors received any compensation nor were they granted nor do they hold any options to purchase Common or Series A Preferred Stock of PFGI Capital.

PFGI CAPITAL CORPORATION
AUDIT COMMITTEE CHARTER

        This Audit Committee Charter (“Charter”) has been adopted by the Board of Directors (the “Board”) of PFGI Capital Corporation (the “Company”). The Audit Committee of the Board (the “Committee”) shall review and reassess this Charter annually and recommend any proposed changes to the Board for approval.

PURPOSE

        The Committee assists the Board in fulfilling its responsibility for oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors. The Company’s independent auditors are ultimately accountable to the Committee. The Committee may also have such other duties as may from time to time be assigned to it by the Board.

MEMBERSHIP REQUIREMENTS

        The membership of the Committee shall consist of at least three directors who (1) satisfy the independence requirements prescribed by Section 10A of the Securities Exchange Act and (2) are otherwise free of any relationship that, in the opinion of the Board, may interfere with such member’s individual exercise of independent judgment. One member must be a financial expert as defined under the United States Securities and Exchange Commission Regulation S-K, Item 401.

        The members of the Committee shall be appointed annually by the Board. One member of the Committee shall be appointed as chair. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The chair will also maintain regular liaison with the CEO, CFO, the lead independent audit partner and the director of internal audit.

AUTHORITY

        The Committee shall maintain free and open communication with the independent auditors, the internal auditors and Company management. In discharging its oversight role, the Committee is empowered to investigate any matter relating to the Company’s accounting, auditing, internal control or financial reporting practices brought to its attention, with full access to all Company books, records, facilities and personnel.

        The Committee may retain, at the Company’s expense, outside counsel, auditors or other advisors at its sole discretion.

        The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor, any advisers employed by the Committee, and the ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

MEETINGS

        Subject to the Company’s bylaws and resolutions of the Board, the Committee shall meet at least four times per year, or more frequently as the Committee considers necessary. The Committee shall periodically have separate private meetings with the independent auditors, Company management and the internal auditors.

RESPONSIBILITIES

        The Committee’s job is one of oversight. Company management is responsible for the preparation of the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that Company management (including the internal audit staff) and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company’s accounting, auditing, internal control and financial reporting practices than the Committee does; accordingly the Committee’s oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.

        Although the Committee may wish to consider other duties from time to time, the general responsibilities of the Committee are described below. These responsibilities are set forth only for the guidance of the Committee and the Committee may assume such other responsibilities as it deems necessary in carrying out its oversight function.

Select Independent Auditors and Review Scope of Audit

•	Retaining, compensating and terminating the Company’s independent auditors.

•	Overseeing the relationship with the independent auditors, including discussing with the auditors the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditors full access to the Committee (and the Board) to report on any and all appropriate matters. Resolving any differences between the auditors and management concerning financial reporting.

•	Evaluating, together with the Board and management, the performance of the independent auditors and, where appropriate, replacing such auditors.

•	Pre-approving all audit and non-audit services and their accompanying fees to be performed by the Company’s independent auditors. The Committee may delegate a Committee member to approve non-audit services between meetings with a reporting obligation to the full Committee.

•	Obtaining annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard Number 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any relationships that may impact the objectivity and independence of the auditors and shall take, or recommend that the Board take, appropriate actions to oversee and satisfy itself as to the auditors’ independence.

Review Financial Statements and Audit Results

•	Reviewing the audited financial statements (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and discussing them with Company management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 and consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including a review of particularly sensitive accounting estimates, reserves and accruals, judgmental areas, audit adjustments (whether or not recorded), and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report.

•	At least annually, review a report from the independent auditors describing any major risk areas, critical accounting policies and practices, alternative treatments with financial information within GAAP discussed with management, ramifications of the use of alternative disclosures, treatments preferred by the independent auditors in each instance, annual management letters to accountants and other communications.

•	Resolve any differences between the auditors and management concerning financial reporting.

Review Internal Accounting Controls

•	Discussing with Company management and the internal auditors the internal audit function’s organization, responsibilities, plans, results, budget and staffing. Reviewing and advising in the appointment, replacement, reassignment or dismissal of the director of internal audit. Confirming and assuring the objectivity of internal audit.

•	Discussing with Company management, the internal auditors and the independent auditors the quality and adequacy of and compliance with the Company’s internal controls.

•	Discussing with Company management and/or the Company’s general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company’s financial statements, and any material reports or inquiries from regulatory or governmental agencies.

Annual Proxy Statement

•	Preparing a Committee report to be included in the proxy statement and reviewing the Company’s disclosure in the proxy statement for its annual meeting of shareholders. In addition, include a copy of this Charter in the annual report to shareholders or the proxy statement at least triennially or the year after any significant amendment to the Charter.

Employee Complaint Procedure

•	Establishing and maintaining procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Reports to the Board

•	Regularly reporting to the Board its conclusions with respect to the matters that the Committee has considered and reviewing with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.